Filed pursuant to Rule 424(b)(3)
Registration No. 333-287097
PROSPECTUS SUPPLEMENT NO. 5
(To the prospectus dated May 15, 2025)

Up to 54,584,250 American Depositary Shares Representing 54,584,250 Ordinary Shares Offered by Selling Securityholders
This prospectus supplement supplements the prospectus, dated May 15, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-287097). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2025 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders identified in the Prospectus, of up to 54,584,250 American Depositary Shares, or ADSs, consisting of (i) 51,318,944 ADSs, representing 51,318,944 of our ordinary shares, with a nominal value of $0.000042 per share, and (ii) up to an aggregate of 3,265,306 ADSs issuable upon the exercise of outstanding warrants to purchase our ADSs, representing 3,265,306 ordinary shares.
The ADSs are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “AUTL.” On December 1, 2025, the closing sale price of the ADSs on Nasdaq was $1.38.
This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
You should read this prospectus supplement carefully before you invest in our securities. Investing in our securities involves risks. You should consider carefully the risks that we have described under the caption “Risk Factors” on page 6 of the Prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and our other filings with the SEC.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
PROSPECTUS SUPPLEMENT DATED DECEMBER 2, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2025

Autolus Therapeutics plc
(Exact name of registrant as specified in its Charter)

England and Wales	001-38547	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Mediaworks
191 Wood Lane
London	W12 7FP
United Kingdom
(Address of principal executive offices)(Zip Code)

(44) 20	3829 6230
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value $0.000042 per share	AUTL	The Nasdaq Global Select Market
Ordinary shares, nominal value $0.000042 per share*	*	The Nasdaq Stock Market LLC*

*	Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Global Select Market. The American Depositary Shares represent the right to receive ordinary shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Director
On December 1, 2025, Autolus Therapeutics plc (the “Company”) announced that its board of directors (the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Ryan Richardson to serve as a Class I director of the Company, effective December 1, 2025 and continuing until the Company’s 2028 annual general meeting of shareholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.
Mr. Richardson brings more than 20 years of experience in the healthcare and investment banking industries. Mr. Richardson previously served as Chief Strategy Officer and member of the Management Board of BioNTech SE (“BioNTech”) during his tenure from September 2018 to September 2025. In addition to leading BioNTech’s Corporate Development and Strategy, Capital Markets, and Investor Relations functions, Mr. Richardson played a central role in BioNTech’s global expansion and transition to a commercial stage company, including its initial public offering, subsequent private placement and follow-on equity financings, and multiple strategic business development and mergers and acquisition transactions. He served as Chairman of the Board of Directors of Instadeep Ltd., a leading global technology company active in the field of artificial intelligence and machine learning, following BioNTech’s acquisition in July 2023. Prior to BioNTech, Mr. Richardson was an Executive Director in J.P. Morgan’s Global Healthcare Investment Banking team in London, where he worked on a wide range of strategic transactions from 2011 to 2018. Earlier in his career, Mr. Richardson served as a life sciences management consultant and health economist. He was the recipient of the 2004 Robert. R. Bosch Fellowship and a recipient of the 2018 Eisenhower Zhi-Xing Fellowship in China. Mr. Richardson holds an International MBA from the University of Chicago Booth School of Business, an M.Sc. from the London School of Economics, and a B.S. from the University of Kansas.

Mr. Richardson will be compensated in accordance with the terms of the Company’s non-executive director compensation policy, pursuant to which Mr. Richardson will be entitled to receive a £33,000 annual retainer for his service on the Board. Further, pursuant to the policy, he will also be granted an initial one-time equity award of options to purchase 80,000 of the Company’s American Depositary Shares (“ADSs”), with an exercise price equal to $1.41, the closing price of the Company’s ADSs on November 28, 2025. The award will vest and become exercisable in thirty-six equal monthly installments, subject to Mr. Richardson’s continued service on the Board through each applicable vesting date. The Company will enter into its standard deed of indemnity agreement for directors and officers with Mr. Richardson, the form of which was filed as an exhibit to the Company’s Registration Statement on Form F-1 (File No. 333- 224720) filed with the SEC on June 8, 2018.
There are no family relationships between Mr. Richardson and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Richardson that are reportable pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Richardson and any other persons pursuant to which he was selected as a director.
Item 7.01 Regulation FD Disclosure.
On December 1, 2025, the Company issued a press release announcing the appointment of Mr. Richardson to the Board. The press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.
The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by reference in such a filing.
Item 9.01 Financial Statements and Exhibits
d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated December 1, 2025
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLUS THERAPEUTICS PLC
Dated: December 2, 2025	By:	/s/Christian Itin, Ph.D.
Name: Christian Itin, Ph.D.
Title: Chief Executive Officer

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